Exhibit 10.13

Jim Courter CEO & Vice Chairman	IDT Corporation 520 Broad Street Newark, NJ 07102 USA P 973 438/4300 - 973 438/1503 jcourter@corp.idt.net

September 30, 2005

Mr. Bruce E. Walenczyk

206 Bearwoods Road

Park Ridge, NJ 07656

Dear Bruce:

I am pleased to offer you the position of Chief Financial Officer at IDT Spectrum, to be located at our Newark, New Jersey offices. In this position, you will be reporting to John Petrillo and it is my understanding that you will be starting your employment with IDT on or before October 17, 2005.

Your Base Salary will be at the rate of $180,000 per year. In addition, you will be eligible for an annual performance based bonus of $100,000. In addition, after your acceptance and return of this letter, you will be granted shares of restricted Class B Common Stock of IDT Spectrum equal to .5% of the currently issued and outstanding shares of capital stock of IDT Spectrum (after adjustment for a forthcoming recapitalization). The vesting restrictions on one-third of your IDT Spectrum shares will lapse upon a qualified initial public offering of the capital stock of IDT Spectrum (that meets certain minimum criteria to be mutually agreed upon) if you remain employed by IDT Spectrum at that time. The vesting restrictions on the remaining two-thirds of your IDT Spectrum shares will lapse in two equal installments on the one-year and two-year anniversaries of such a qualified initial public offering of the capital stock of IDT Spectrum if you remain employed by IDT Spectrum at those times.

In addition to your Base Salary, you will be eligible to participate in the Company benefit programs as set forth in the attached schedule.

Prior to the commencement of your employment, you will be required to complete several administrative forms, including IDT’s Non-Disclosure/Non-Competition Agreement (attached for your review) and an I-9 form, so it is necessary that you bring with you valid proof of your authorization to work in the United States (e.g., Drivers License and Social Security card or Birth Certificate or Passport). Failure to complete the aforementioned forms will delay the commencement of your employment. IDT also conducts investigations, including verification by a third party, of prior employment history, education and record of conviction. Please be aware that false statements or failure to disclose information can disqualify you for employment or, if employed, result in your dismissal.

Please acknowledge your acceptance of our offer by signing below and returning to me within five days of the date of this letter. Please report directly to the Human Resources Department located on the 9th Floor on your first day.

We are very excited about you joining us at IDT.

Sincerely,

/s/    C.R. Fredda

Charles R. Fredda

Director – Human Resources

Acknowledged and agreed to:	/s/ Bruce E. Walenczyk	Date:	9/30/05